Exhibit 99.1

Nkarta Announces Closing of Upsized Initial Public Offering and Exercise in Full of Underwriters’

Option to Purchase Additional Shares

Underwriters’ Full Exercise of Option Brings Gross Proceeds to $289.8 Million

South San Francisco, July 14, 2020 — Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today announced the closing of its initial public offering of 16,100,000 shares of common stock, including the exercise in full by the underwriters of their option to purchase up to 2,100,000 additional shares of common stock, at a public offering price of $18.00 per share. The aggregate gross proceeds from the offering were $289.8 million, before deducting underwriting discounts and commissions and other offering expenses payable by Nkarta. All shares in the offering were offered by Nkarta. Nkarta’s common stock began trading on The Nasdaq Global Select Market on July 10, 2020 under the ticker symbol “NKTX.”

Cowen, Evercore ISI, Stifel and Mizuho Securities acted as joint book-running managers for the offering.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and became effective on July 9, 2020. The offering was made only by means of a prospectus, copies of which may be obtained from Cowen and Company, LLC, Attn: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com, or by telephone at (833) 297-2926; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10055, by telephone at 888-474-0200, or by email at ecm.prospectus@evercore.com; Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104 or by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com; Mizuho Securities USA LLC, Attention: Equity Capital Markets, 1271 Avenue of the Americas, 3rd Floor, New York, NY 10020, or by email at US-ECM@us.mizuho-sc.com, or by telephone at (212) 205-7600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nkarta

Nkarta, Inc. focuses on combining its natural killer (NK) cell expansion and cryopreservation platform with proprietary cell engineering technologies to generate an abundant supply of NK cells, engineer enhanced NK cell recognition of tumor targets, and improve persistence for sustained activity in the body for the treatment of cancer. Nkarta’s mission is to discover, develop and deliver novel off-the-shelf NK cell therapy product candidates that have a profound impact on patients.

Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com

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